EXHIBIT 5

                                                               November 12, 2002


         Re.      Somerset Hills Bancorp
                  Registration Statement on Form SB-2


Somerset Hills Bancorp
155 Morristown Road
Bernardsville, New Jersey 07924


Dear Sirs:

         We have acted as counsel for Somerset Hills Bancorp, a New Jersey corporation (the "Company"), in connection with the Registration Statement on Form SB-2 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated pursuant to the Securities Act of 1933, as amended (the "Act"), relating to an aggregate of up to 184,000 units (the "Units"), with each Unit consisting of one share of common stock of the Company, no par value per share (the "Common Stock") and one warrant to purchase one share of the Common Stock ("Warrant"). Such sale to be pursuant to an underwriting agreement to be entered into between the Company and Ryan, Beck & Co, as underwriters (the "Underwriting Agreement").

         In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company and such other certificates (including certificates of officers of the Company), records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon and subject to the foregoing and the additional qualifications set forth below, we are of the opinion that the Units, Common Stock and Warrants that are being offered and sold by the Company pursuant to the Registration Statement, when issued by the Company as contemplated by the Registration Statement and sold in accordance with the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. In addition, we consent to the reference made to this firm under the caption "Legal Matters" in the Registration Statement.

         This opinion is limited to the laws of the State of New Jersey and no opinion is expressed as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of Units, Common Stock and Warrants. The opinion is rendered solely for your benefit and that of subscribers in connection with the transaction described above and may not be used or relied upon by any other person without prior written consent in each instance.

                                        /s/ WINDELS MARX LANE & MITTENDORF, LLP
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                                          WINDELS MARX LANE & MITTENDORF, LLP